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                                                                 EXHIBIT 10.3


                      EMPLOYMENT AGREEMENT - FINAL REVISION


      THIS AGREEMENT, made this 5th day of January 2000, is between AMERICAN PSYCH SYSTEMS, INC. ("APS") and RICH KODORA ("Employee").

                                    RECITALS:

      APS desires to employ Employee upon the following terms and conditions and Employee desires to accept such employment.

      NOW, THEREFORE, it is agreed as follows:

      1) EMPLOYMENT: APS employees Employee and Employee accepts employment with APS for a term commencing with the start date, and ending upon resignation by Employee or termination by APS subject to the termination provisions of paragraph 6 herein. Employee is expected to start employment with APS on February 1, 2000.

      2) MANAGEMENT DUTIES: Employee is hereby designated as Senior VP for Employer Sales and has the essential duties that are designated as agreed upon by Employee and APS management. APS may from time to time change Employee's duties and responsibilities to other similar, reasonably related duties and responsibilities as in its reasonable discretion are necessary based upon the needs of APS.

      3) COMPENSATION: As his entire compensation for all services rendered to APS during the term of this Agreement in whatever capacity rendered, Employee shall have and receive.

            A) A Base Salary of $7,115.38 biweekly (annualized, $185,000). Biweekly amount based on a twenty-six (26) payroll cycle. Employee's performance will be reviewed annually and your base salary will be adjusted upward, if appropriate based on your performance during the immediately preceding year.

            B) Employee will be eligible for sales commissions on sales for the following types of sales for which the Employee was principally responsible for securing that the Company as determined by the good faith judgment of the senior management of the company. Commissions will be based on the following schedule for the contract secured by the Employee:

                  Full-risk commercial health plan business -
                  1.5% of collected revenues in year 1
                  0.75% for collected revenues in year 2
                  0.375% of collected revenue in year 3

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                  ASO business including EAP-
                  3% of collected revenues in year 1
                  1.5% of collected revenues in year 2
                  0.75% of collected revenues in year 3

                  All commissions will be paid in the month following in which they are earned. At Employee's option, up to 50 % of commissions earned in years one through three may be paid in APS stock, at the then current market price as determined by the Company's Board of Directors, subject to limitations or restrictions imposed by the Company's public offering of the Company's shares. This election must be made at the outset of each calendar year.

                  Additionally, Employee will be eligible for an override of 10% of paid commissions earned by all sales people Employee supervises. If APS terminates Employee's employment pursuant to the termination provisions of paragraph 6.A. herein, or if employee voluntarily resigns, dies or becomes disabled, Employee shall be eligible for a period of one year following Employee's termination to be paid to be paid any earned commissions and overrides that would have been paid to Employee if employed by APS during that year.

            C) An Incentive Stock Option ("ISO") Stock Option Grant for One Hundred and Fifty Thousand (150,000) shares of APS Class A Common Stock with an exercise price of $2.85 per share, based on a five year vesting schedule at twenty percent (20%) per year. All stock options shall be in accordance with the rules and regulations of the APS 1993 Stock Option Plan, as amended. If the assets or stock of APS are sold, including an initial public offering, you will be given advance notice and an opportunity to exercise your vested options and to sell the vested portion of your stock.

            D) APS will provide Employee the amount of $250,000 to compensate for expected year 2000 commission you will forfeit with your current employer as follows: 75% of this amount ($187,500.00) in cash payable monthly as the commission would have been earned paid bi-weekly over a twelve (12) month period at the rate of $7,211.53 per pay period and 25% in a grant of APS stock valued at the current share price with the value of the grant being $62,500.00. The stock is subject to vesting over five (5) years at 20% per year. If the assets or stock of APS are sold, including an initial public offering, Employee will be given advance notice and an opportunity to sell the vested portion of his stock. Employee will be responsible for all tax liability required by law. In the event Employee is terminated without cause pursuant to the termination provisions of paragraph 6 herein, prior to an IPO initial stock offering, APS will repurchase the vested portion of Employee APS stock at the then current market value.

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            E)    In the event that prior to an initial public offering of APS stock or other sale of substantially all of APS' assets, you die, become disabled, resign with cause as defined in this agreement or are terminated by APS without cause, you will be able to exercise your vested options and APS will repurchase all of your vested APS stock, including shares received pursuant to paragraph 3.B. For purposes of the foregoing you will be considered to have been terminated by APS for "cause" if (i) if you have failed to perform, or you have habitually neglected to perform your duties and you do not cure that failure or neglect within 30 days after written notice thereof, (ii) you have breached a material term of this agreement and you do not cure that breach within 30 days after written notice thereof; (iii) you have committed any act of dishonesty or breach of fiduciary duty against APS; or (iv) you have been convicted of or pled guilty to a felony or to a crime of moral turpitude. You will be considered to have resigned "with cause" if you resign after (i) a sale of stock or assets of APS; (ii) a material breach of this agreement by APS and APS does not cure the breach within 30 days after written notice thereof; or (iii) a material change in your job duties or compensation. APS' repurchase of your stock will be at fair market value with the purchase price being paid in cash within 90 days after your termination of employment.

      4) FACILITIES: APS shall provide and maintain or cause to be provided and maintained such facilities, equipment supplies and assistance as deemed necessary by APS management for Employee's performance of his/her duties under this Agreement.

      5) LOYALTY: Employee shall devote his/her full time and best efforts to the performance of his employment under this Agreement. Employee will not engage in any other business activity during the term of this agreement without the prior consent of APS management.

      6)    TERMINATION:

            A. APS reserves the right to terminate Employee's employment without cause at anytime upon thirty (30) days prior notice.

            B. Employee may be terminated without notice for Cause at anytime. Termination for "Cause" shall exist if (i) if you have failed to perform, or you have habitually neglected to perform your duties and you do not cure that failure or neglect within 30 days after written notice thereof; (ii) you have breached a material term of this agreement and you do not cure that breach within 30 days after written notice thereof;
                  (iii) you have committed any act of dishonesty or breach of fiduciary duty against APS; or (iv) you have been convicted of or pled guilty to a felony or to a crime of moral turpitude. The date on which Employee ceases to be employed by APS for any reason shall deemed to be the "Termination Date" for all purposes herein.

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      7)    SEVERANCE: If Employee resigns or is terminated by APS pursuant to paragraph 6 above and APS elects to exercise the Non-Competition provision 8.E. of this agreement, Employee shall be entitled to receive "Severance Benefits" including a payment equal to the prorated salary that otherwise would have been paid to Employee under this Agreement from the date of termination through one year from the termination date. Payments for all severance benefits will be made in accordance to APS' regular payroll system and schedule on a bi-weekly basis until the total payment amount is exhausted. Employee will also be eligible for any other related APS employee benefits at the current level including commissions and overrides assuming that you do not violate your Non-Compete Agreement with APS.

      8)    CONFIDENTIALITY:

            A. PROPERTY RIGHTS. I agree that all data, designs, discoveries invention, improvements, advances, programs (computer or otherwise), methods, practices, techniques and developments and relationships with customers and prospective customers which I may conceive, make, invent, or suggest during my employment with the Company relating generally to any matter or thing, which is connected to the Company's existing or contemplated products, services or business shall become the absolute property of the Company immediately as soon as made or conceived. I agree to assign the rights of such property to the Company upon request of the Company and such agreement shall survive the termination of my employment for any reason.

            B. ACTIONS REQUIRED ON TERMINATION. Upon termination of my employment for any reason, I agree immediately to return to the Company all property of the Company of which I had custody and to deliver to the Company all notebooks, business card files, customers or prospective customer lists, memoranda, diaries, computer printouts and other documentation of any kind, as well as any other data relating to the Company's products, services or business.

            C. COMPLIANCE NOT CONTINGENT UPON ADDITIONAL CONSIDERATION. Except as provided in my employment agreement with APS, I have not been promised, and I shall not claim, any additional or special payment for such assignments and compliance with the other covenants and agreements herein contained.

            D. TRADE SECRETS. I agree that, during and after my employment with the Company, I will maintain in secrecy and not disclose, duplicate or use for myself or any other person or entity, and Trade Secrets of Company (as defined below), except for the purpose of performing my employment duties at Company or as authorized in writing in advance by Company. "Trade Secrets" shall mean all information that is not generally known to the public and is important to Company which I learn of in the course of my employment with Company, including, but not limited to, any information relating to Company's products and services, rates and pricing

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                  policies for its clients and payors, cost estimates, marketing strategies, financial information, customer list, referral sources and methods of operation, business plans, procedures and strategies and any scientific or technical information. Trade Secrets shall not include information that is or becomes generally known to the public other than through my breach of this agreement. I agree that all copies of materials containing Trade Secrets are the exclusive property of the Company and, if in my possession, shall be immediately returned to Company upon request and upon termination of my employment.

            E. RESTRICTIONS ON COMPETITIVE EMPLOYMENT. During the term of my employment and for a period of one (1) year after termination, for any reason, of my employment, absent the Company's prior written approval and terms indicated in the offer of employment letter (if any), I will not (as an individual, principal, agent, employee, contractor, consultant, or otherwise), in any service area where Company arranges for or provides, directly or indirectly, behavioral health care services ("Territory"), engage, directly or indirectly, in activities with, or render services to, any individual or business that competes with the Company in the managed behavioral health care services industry including EAP services. For purposes of this paragraph, the definition of "managed behavioral health care services industry" shall not prohibit me from providing clinical services as a clinical psychologist or service as an administrator of a hospital or other provider of mental health services, other than a managed behavioral health care organization. In addition, during my employment and for one (1) year thereafter, I will not have an equity interest in any such firm other than as 1% or less shareholder of a public corporation.

            F. RECRUITMENT. During my employment for a period of one (1) years after termination, for any reason, of my employment, I will not, directly or indirectly (i) induce, or attempt to induce, any employee, agents or consultants of or to the Company to do anything from which I am restricted by reason of this Agreement; (ii) pursue, , or contact, or cause any other party in my behalf to pursue or solicit or otherwise contact, for business purposes any existing customer of the Company or any perspective customer of the Company with which I had contact during the term of my employment; (iii) offer or aid to offer employment to any employees of the Company; or (iv) interfere with existing or proposed contracts, business agreements or other arrangements, between the Company and any other individual, firm or enterprise including, but not limited to, third party payors, through disrupting or diverting or attempting to divert such contracts, business agreements or other arrangements to any other individual, firm or enterprises.

            G. I acknowledge and agree that the foregoing restrictions are fair and reasonable to protect the Company's legitimate business interest and do not unfairly impair my ability to secure other appropriate employment.

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            H.    INJUNCTIVE RELIEF. I hereby acknowledge and agree that Company shall suffer irreparable harm in the event that I breach any of my obligations under this agreement and that monetary damages shall be inadequate to compensate the Company for such Breach. Therefore, I agree that if I should breach this Agreement, Company will be entitled, in addition to any other lawful remedies, to have me enjoined from further breach of this Agreement and to recover the monetary damages it has suffered as a result of that breach. I further agree that Company will be entitled to recover from me all of the legal expenses and costs it incurs in enforcing its rights under this Agreement.

            I. BURDEN AND BENEFIT. I agree that this Agreement shall insure to the benefit of, and be binding upon, my heirs, executors, administrators and assigns and the successor and assigns of the Company.

            J. GOVERNING LAW. I agree that this Agreement is made and shall be construed in accordance with and governed for all purposes by the state of operation of APS.

      10) NON-COMPETITION AGREEMENT: APS will indemnify and defend you against any claims made against you for having violated the Non-Compete Agreement you have with Options as a result of your signing a Non-Compete Agreement with American Psych Management dated March 3, 1993.

      11) EXPENSE ACCOUNT: Employee shall be reimbursed for reasonable and necessary expenses in accordance with APS' policies and in a manner as agreed upon by the Board of Directors of APS.

      12) NO ASSIGNMENTS: This Agreement is personal to each party and neither party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party.

      13) AMENDMENTS: No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties expect as herein otherwise provided.

      14) SEVERABILITY: If any provision of this Agreement shall be declared invalid or unenforceable by a court of competent jurisdiction or becomes invalid or unenforceable by passage or operation of any law such actions shall not invalidate or render unenforceable the remaining provisions of this Agreement.

      15) APPLICABLE LAW: This Agreement shall be governed in all respects whether relative to validity, construction, capacity and performance or otherwise by the laws of the state of operations of APS and Employee.

      16) PARAGRAPH HEADINGS: Paragraph headings used in this Agreement are included solely for convenience and shall not effect or be used in connection with the interpretation of this Agreement.

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      17)   EXCLUSIVITY: This Employment Agreement, as supplemented by actions of the APS Board of Directors as contemplated herein, expresses exclusively all terms of the employment of Employee by APS.

      18) ARBITRATION OF DISPUTES: If any dispute arises with respect to any of the terms or provisions of this Agreement, the parties agree that such dispute will be settled in Montgomery County, Maryland, in accordance with the commercial arbitration rules of the American Arbitration Association.

      19) VOLUNTARY EXECUTION: Employee and APS hereby acknowledge that this Agreement is entered into voluntarily and that Employee understands the consequences of signing this Agreement.

EMPLOYEE                               EMPLOYER

                                       AMERICAN PSYCH SYSTEMS, INC.
/s/ Rich Kodora
--------------------------------
Rich Kodora

Date: 1/7/00                           By: /s/ Ken Kessler
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                                             Ken Kessler, MD
                                             President & Chief Executive Officer
Witness:
         ------------------------
                                       Date:    1/7/00
                                            ---------------------------------

                                       Witness: